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                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                          VARIABLE ANNUITY ACCOUNT FIVE

            (PORTION RELATING TO SEASONS SELECT II VARIABLE ANNUITY)
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      SUPPLEMENT TO THE SEASONS SELECT II PROSPECTUS DATED OCTOBER 16, 2000
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ALL PARAGRAPHS PRECEDING THE SEASONS ESTATE ADVANTAGE SECTION ON PAGE 26 OF THE
PROSPECTUS ARE REPLACED WITH THE FOLLOWING:

The term "Net Purchase Payment" is used frequently in explaining the death benefit options. We define Net Purchase Payments as Purchase Payments less an adjustment for each withdrawal. If you have not taken any withdrawals from your contract, Net Purchase Payments equals total Purchase Payments into your contract.

To calculate the adjustment amount for a withdrawal, you first determine the percentage by which the contract value is reduced by the withdrawal, on the date of the withdrawal. This percentage is calculated by dividing the amount of each withdrawal (including fees and charges applicable to the withdrawal) by the contract value immediately before taking that withdrawal. The percentage amount is then multiplied by the amount of Net Purchase Payments immediately before the withdrawal to get the adjustment amount. This amount is subtracted from the amount of Net Purchase Payment(s) immediately before the withdrawal.

If Seasons Rewards is elected, any payment enhancements are not considered Purchase Payments.

STANDARD DEATH BENEFIT

The Standard Death Benefit on your contract, if you are age 74 or younger at the time of death, is the greater of:

1. Net Purchase Payments compounded at a 3% annual growth rate from the date of issue until the date of death, plus any Net Purchase Payments recorded after the date of death; or
2.  The contract value at the time we receive satisfactory proof of death.

The Standard Death Benefit on your contract, if you are age 75 or older at the time of death is the greater of:

1. Net Purchase Payments compounded at a 3% annual growth until your 75th birthday, plus any Net Purchase Payments recorded after age 75 until the date of death; or
2. The contract value at the time we receive satisfactory proof of death.

THE PARAGRAPH BELOW IS ADDED TO THE END OF THE FIRST PARAGRAPH OF THE SEASONS ESTATE ADVANTAGE SECTION ON PAGE 26 OF THE PROSPECTUS:

Seasons Estate Advantage is not available if you are older than age 80 at the time we issue your contract. If you die after the latest Annuity Date, the available death benefit under the contract will be the Standard Death Benefit as described above; your beneficiary will not receive any benefit from Seasons Estate Advantage.

THE PARAGRAPH BELOW IS ADDED AS THE LAST PARAGRAPH ON PAGE 26 OF THE PROSPECTUS:

If you are age 90 or older at the time of death and you selected Option 2 (the Maximum Anniversary Value), the death benefit will be equal to the contract value at the time we receive satisfactory proof of death. Accordingly, you do not get the advantage of this option if you are over the age 90 or older at the time of death.

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THE TABLE BELOW REPLACES THE TABLE ON PAGE 27 OF THE PROSPECTUS:
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
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CONTRACT YEAR OF DEATH           EARNINGS ADVANTAGE                    MAXIMUM
                                    PERCENTAGE                    EARNINGS ADVANTAGE
                                                                      PERCENTAGE
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
Years 0-4                         25% of earnings             25% of Net Purchase Payments
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Years 5-9                         40% of earnings             40% of Net Purchase Payments*
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Years 10+                         50% of earnings             50% of Net Purchase Payments*
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

*Purchase Payments must be invested for at least six months at the time of your death to be included as part of Net Purchase Payments for purposes of the Maximum Earnings Advantage Percentage calculation.

THE PARAGRAPHS BELOW REPLACE THE ENTIRE SPOUSAL CONTINUATION SECTION ON PAGES 27-28 OF THE PROSPECTUS:

If you are the original owner of the contract and the Beneficiary is your spouse, your Spouse may elect to continue the contract after your death. The spouse becomes the new owner ("Continuing Spouse") and is subject to the same fees, charges and expenses applicable to the original owner of the contract. The Continuing Spouse can only elect to continue the contract upon the death of the original owner of the contract.

Upon continuation of the contract, we will contribute to the contract value an amount by which the death benefit that would have been paid to the beneficiary upon the death of the original owner exceeds the contract value ("Continuation Contribution"), if any. We calculate the Continuation Contribution as of the date of the original owner's death. We will add the Continuation Contribution as of the date we receive both the Continuing Spouse's written request to continue the contract and proof of death of the original owner in a form satisfactory to us ("Continuation Date").

Generally, the Continuing Spouse cannot change any contract provisions as the new owner. However, on the Continuation Date, the Continuing Spouse may terminate the original owner's election of Seasons Estate Advantage. We will terminate Seasons Estate Advantage if the Continuing Spouse is over the age of 80 on the Continuation Date. If Seasons Estate Advantage is discontinued or if the Continuing Spouse dies after the latest Annuity Date, the available death benefit under the contract will be the Standard Death Benefit as described below. The age of the Continuing Spouse on the Continuation Date and on the date of the Continuing Spouse's death will be used in determining any future death benefits under the Contract.

The term "Continuation Net Purchase Payment" is used frequently to describe the death benefit options below. We define Continuation Net Purchase Payment as Net Purchase Payments made as of the Continuation Date. For the purpose of calculating Continuation Net Purchase Payments, the amount that equals the contract value on the Continuation Date, including the Continuation Contribution is considered a Purchase Payment. If the Continuing Spouse makes no additional Purchase Payments or withdrawal, Continuation Net Purchase Payments equals the contract value on the Continuation Date, including the Continuation Contribution.

STANDARD DEATH BENEFIT PAYABLE UPON CONTINUING SPOUSE'S DEATH

If the Standard Death Benefit is applicable upon the Continuing Spouse's death and the Continuing Spouse is age 74 or younger at the time of death, we will pay the beneficiary the greater of:

1. Continuation Net Purchase Payments compounded at a 3% annual growth rate until the date of death, plus any Net Purchase Payments recorded after the date of death; or
2.  The contract value at the time we receive satisfactory proof of death.

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If the Continuing Spouse is age 75 or older at the time of death, the Standard
Death Benefit is the greater of:

1. Continuation Net Purchase Payments compounded at a 3% annual growth until the Continuing Spouse's 75th birthday, plus any Net Purchase Payments recorded after age 75 until the date of death; or
2. The contract value at the time we receive satisfactory proof of death.

SEASONS ESTATE ADVANTAGE DEATH BENEFIT PAYABLE UPON CONTINUING SPOUSE'S DEATH

If Seasons Estate Advantage is applicable upon the Continuing Spouse's death, we will pay the Beneficiary the sum of A plus B, where:
         A. equals the amount payable under the selected enhanced death benefit (option 1 or 2 below, as selected by the original owner); and
         B. equals the amount payable, if any, under the Earnings Advantage feature.

A. Enhanced Death Benefit Options for Spousal Continuation:

         1. 5% Accumulation Option -- the death benefit is the greater of:
                  a. The contract value on the date we receive satisfactory proof of the Continuing Spouse's death; or b. Net Purchase Payments made from the original contract issue date including the Continuation Contribution, compounded to the earlier of the Continuing Spouse's 80th birthday or the date of death at a 5% annual growth rate, plus any Net Purchase Payments recorded after age 80 or the date of death, up to a maximum benefit of two times the Net Purchase Payments.

         2. Maximum Anniversary Value Option - if the Continuing Spouse is below age 90 at the time of death, the death benefit is the greater of:
                  a. Continuation Net Purchase Payments; or
                  b. The contract value at the time we receive satisfactory proof of the Continuing Spouse's death; or
                  c. The maximum anniversary value on any contract anniversary occurring after the Continuation Date prior to the earlier of the Continuing Spouse's 81st birthday or date of death. The anniversary value equals the value of the contract on a contract anniversary plus any Net Purchase Payments recorded since that anniversary. Contract anniversary is defined as any anniversary following the full 12 month period after the original contract issue date.

         If the Continuing Spouse is age 90 or older at the time of death and the Maximum Anniversary Value Option applies, the death benefit will be equal to the contract value at the time we receive satisfactory proof of death.

B. Earnings Advantage Feature for Spousal Continuation:

The Earnings Advantage feature may increase the death benefit amount. The Earnings Advantage is only available if the original owner elected Seasons Estate Advantage and it has not been discontinued. If the Continuing Spouse has earnings in the contract at the time of his/her death, we will add a stated percentage of those earnings (subject to a maximum) to the death benefit payable, based on the number of years the Continuing Spouse has held the contract since the Continuation Date. The Earnings Advantage amount, if any, is added to the death benefit payable under the 5% Accumulation option or the Maximum Anniversary Value option.

The following table identifies the factors we use in determining the percentage of earnings that will be added to the death benefit at the Continuing Spouse's date of death:

------------------------------------- ----------------------------------- ------------------------------------------------
CONTRACT YEAR OF DEATH                  EARNINGS ADVANTAGE PERCENTAGE                                 MAXIMUM
                                                                                           EARNINGS ADVANTAGE PERCENTAGE
------------------------------------- ----------------------------------- ------------------------------------------------

Years 0-4                             25% of earnings                     25% of Continuation Net Purchase Payments
------------------------------------- ----------------------------------- ------------------------------------------------
Years 5-9                             40% of earnings                     40% of Continuation Net Purchase Payments*
------------------------------------- ----------------------------------- ------------------------------------------------
Years 10+                             50% of earnings                     50% of Continuation Net Purchase Payments*
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

*PURCHASE PAYMENTS MUST BE INVESTED FOR AT LEAST SIX MONTHS AT THE TIME OF YOUR DEATH TO BE INCLUDED AS PART OF CONTINUATION NET PURCHASE PAYMENTS FOR PURPOSES OF THE MAXIMUM EARNINGS ADVANTAGE CALCULATION.

WHAT IS THE CONTRACT YEAR OF DEATH?
Contract Year of Death is the number of full 12 month periods starting on the Continuation Date and ending on the Continuing Spouse's date of death.

WHAT IS THE EARNINGS ADVANTAGE AMOUNT?
We determine the Earnings Advantage amount based upon a percentage of earnings in the contract at the time of the Continuing Spouse's death. For the purpose of this calculation, earnings are defined as (1) minus (2) where

(1) equals the contract value on the Continuing Spouse's date of death;
(2) equals the Continuation Net Purchase Payment(s).

WHAT IS THE MAXIMUM EARNINGS ADVANTAGE AMOUNT?
The Earnings Advantage amount is subject to a maximum. The Maximum Earnings Advantage amount is a percentage of the Continuation Net Purchase Payments.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE SPOUSAL CONTINUATION PROVISION (IN ITS ENTIRETY OR ANY COMPONENT) ON ANY PROSPECTIVELY ISSUED CONTRACTS. THE TERMS OF YOUR CONTRACT, AS OF THE DATE OF ISSUE, WILL NOT BE AFFECTED UNLESS OTHERWISE NOTED.

                PLEASE KEEP THIS SUPPLEMENT WITH YOUR PROSPECTUS

Dated:  December 8, 2000